Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
APRIL 26, 2023	CONTACT SHAREHOLDER SERVICES
(219) 853-7575

FINWARD BANCORP

ANNOUNCES EARNINGS FOR THE QUARTER ENDED

MARCH 31, 2023

Munster, Indiana - Finward Bancorp (Nasdaq: FNWD) (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), today announced that net income available to common shareholders was $2.2 million, or $0.51 per diluted share, for the quarter ended March 31, 2023, as compared to $2.1 million, or $0.53 per diluted share, for the corresponding prior year period. Selected performance metrics are as follows for the periods presented:

Finward Bancorp
Quarterly Financial Report

Performance Ratios	Quarter ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Return on equity	6.42%	12.96%	13.65%	12.45%	5.01%
Return on assets	0.43%	0.78%	0.88%	0.85%	0.44%
Noninterest income / average assets	0.50%	0.56%	0.51%	0.56%	0.64%
Noninterest expense / average assets	2.75%	3.07%	2.90%	2.91%	3.33%
Efficiency ratio	82.35%	79.63%	74.54%	75.15%	87.10%

“The first quarter of 2023 was the most challenging for the industry since the end of the great financial crisis. We experienced significant upheaval in the industry and had to react in order to ensure stability during a very uncertain time. Our response focused on our customers and ensuring liquidity on our balance sheet to give certainty to all of our customers, investors, and communities we serve. As the quarter closed, we ended with additional borrowings in order to maintain excess liquidity and saw a flow of deposit dollars from transaction accounts to higher priced deposit accounts. Ultimately, we were able to preserve our customer base, and believe that the deposit picture has stabilized since the events of March. Despite more growth in interest income, this led to net interest margin compression that has been felt across the industry,” said Benjamin Bochnowski, chief executive officer. “With so many external variables out of our control and impacting our business, we are focused internally on operations and expense management. Non-interest expense decreased by 9.1% from the prior quarter as a result. We also saw a decrease to our unrealized losses as bond prices improve, which benefitted tangible book value despite an impact from implementing the Current Expected Credit Loss (CECL) model.”

Highlights of the quarter include:

●

Net interest margin: The net interest margin for the quarter ended March 31, 2023, was 3.07%, compared to 3.41% for the quarter ended March 31, 2022. The tax-adjusted net interest margin (a non-GAAP measure) for the quarter ended March 31, 2023, was 3.23%, compared to 3.63% for the quarter ended March 31, 2022. The decreased net interest margin is primarily the result of higher cost of funds resulting from the higher rate environment year over year. We anticipate the compression seen in the first quarter of the year to continue, unless target rates decrease, and our interest-bearing liabilities are able to be repriced at those lower rates. See Table 1 at the end of this press release for a reconciliation of the tax-adjusted net interest margin to the GAAP net interest margin.

●

Funding - On March 31, 2023, core deposits totaled $1.3 billion, compared to $1.4 billion on December 31, 2022, a decrease of $77.2 million or 5.5%. Core deposits include checking, savings, and money market accounts and represented 73.9% of the Bancorp’s total deposits at March 31, 2023. During the first quarter of 2023, balances for checking and savings accounts decreased. On March 31, 2023, balances for certificates of deposit totaled $471.4 million, compared to $363.1 million on December 31, 2022, an increase of $108.3 million or 29.8%. The decrease in core deposits and increase in certificate of deposit balances is related to customer preferences for higher yielding deposits, higher cost of funds resulting from the higher rate environment year over year, along with efforts by the Bank to manage and maintain lower cost of deposits in the future. In addition, on March 31, 2023, borrowings and repurchase agreements totaled $128.4 million, compared to $135.5 million at December 31, 2022, a decrease of $7.1 million or 5.2%. The decrease in short-term borrowings was the result of cyclical inflows and outflows of interest-earning assets and interest-bearing liabilities. As of March 31, 2023, 72% of our deposits are fully FDIC insured, and another 10% are further backed by the Indiana Public Deposit Insurance Fund. The Bancorp’s liquidity position remains strong with solid core deposit customer relationships, excess cash, debt securities, and access to diversified borrowing sources. The Bancorp has available liquidity of $918 million including borrowing capacity from the FHLB and Federal Reserve facilities and other sources.

●

Unrealized losses on the securities portfolio: Accumulated other comprehensive losses were $55.9 million as of March 31, 2023, compared to $64.3 million on December 31, 2022, a decrease of $8.4 million or 13.1%. The yield on the securities portfolio improved to 2.39% for the quarter ended March 31, 2023, up from 2.02% for the quarter ended March 31, 2022. The effective duration of the securities portfolio was 6.6 years as of March 31, 2023. Management continues to actively manage the securities portfolio and does not currently anticipate the need to realize losses from the securities portfolio, as losses are currently driven by the interest rate environment and management expects such losses to be fully recoverable. Further, it remains unlikely the Bancorp will be required to sell the investments in the portfolio before recovery of their amortized cost basis, which may be at maturity.

●

Gain on sale of loans: Increases in mortgage rates have dampened demand and slowed the sale of fixed rate mortgage loans into the secondary market. As a result, gains from the sale of loans for the quarter ended March 31, 2023, totaled $263 thousand, down from $595 thousand for the quarter ended March 31, 2022. During the quarter ended March 31, 2023, the Bancorp originated $8.3 million in new fixed rate mortgage loans for sale, compared to $15.7 million during the quarter ended March 31, 2022. During the quarter ended March 31, 2023, the Bancorp originated $5.7 million in new mortgage loans retained in its portfolio, compared to $19.3 million during the quarter ended March 31, 2022. These retained loans are primarily construction loans and adjustable-rate loans with a fixed-rate period of 7 years or less, and the Bank continues to sell longer-duration fixed rate mortgages into the secondary market.

●

Commercial lending - The Bancorp’s loan portfolio totaled $1.52 billion on March 31, 2023, compared to $1.51 billion on March 31, 2022, an increase of $7.5 million or 0.5%. The increase is primarily the result of organic loan portfolio growth. During the first quarter of 2023 the Bancorp originated $63.7 million in new commercial loans, compared to $98.0 million during the quarter ended March 31, 2022. The loan portfolio represents 78.8% of earning assets and is comprised of 62.7% commercial related credits.

●

Asset quality: At March 31, 2023, the allowance for credit losses (ACL) totaled $19.6 million and is considered adequate by management. For the quarter ended March 31, 2023, charge-offs, net of recoveries, totaled $4 thousand. The allowance for credit losses as a percentage of total loans was 1.29% at March 31, 2023, and the allowance for credit losses as a percentage of non-performing loans, or coverage ratio, was 94.6% at March 31, 2023. As a result of the Bancorp’s implementation of the Current Expected Credit Losses (ASU No. 2016-13) accounting method beginning with the first quarter of 2023, an implementation entry of $5.7 million was made increasing the ACL by $5.1 million and unfunded commitment liability of $546 thousand, in addition $1.0 million of non-accretable credit loan discounts on purchase credit impaired loans now classified as purchase credit deteriorated were reallocated to the ACL increasing the ACL. At March 31, 2023, non-performing loans totaled $20.7 million, compared to $18.4 million at December 31, 2022, an increase of $2.3 million or 12.5%. The Bancorp’s ratio of non-performing loans to total loans was 1.36% at March 31, 2023, compared to 1.21% at December 31, 2022. The Bancorp’s ratio of non-performing assets to total assets was 1.04% at March 31, 2023, compared to 0.94% at December 31, 2022.

●

Optimizing the banking center footprint: During the first quarter, the Bank was able to sell a branch held for sale, resulting in a gain of $231 thousand for the period. Each branch closure and sale is expected to result in approximately $250 thousand in operational expense reduction, excluding personnel expenses. The Bank’s remaining 26 locations are being analyzed for footprint optimization opportunities, with additional locations showing the potential for reducing operating overhead over the next 12 months. These efforts are reducing fixed costs and allowing for redeployment of a portion of occupancy expenses into building a digital-forward foundation to better meet the needs of the customers and communities the Bancorp serves. On April 18, 2023, subsequent to first quarter-end reporting, the Bank was able to sell a branch held for sale for a gain of $45 thousand and resulting in two branches remaining held for sale as of the date of this release.

●	Personnel: A headcount freeze, and attrition plan remains in place, and has netted a reduction of 9 full time equivalents, or 3%, during the quarter ended March 31, 2023.
●

Capital Adequacy: As of March 31, 2023, the Bank’s tier 1 capital to adjusted average assets ratio totaled 7.7%, and under all regulatory capital requirements, continues to be considered well capitalized. The Bancorp’s tangible book value per share was $26.68 at March 31, 2023, up from $25.41 as of December 31, 2022 (a non-GAAP measure). Tangible common equity to total assets was 5.47% at March 31, 2023, up from 5.27% as of December 31, 2022 (a non-GAAP measure). The increase is due to recoveries of accumulated other comprehensive losses from the unrealized loss position on the securities portfolio as noted above. Excluding accumulated other comprehensive losses, tangible book value per share decreased to $39.67 as of March 31, 2023, from $40.36 as of December 31, 2022 (a non-GAAP measure). The decrease is related to the impact of the adoption of ASU No. 2016-13 reducing retained earnings by $4.2 million and dividends of $1.3 million. See Table 1 at the end of this press release for a reconciliation of the tangible book value per share, tangible book value per share adjusted for accumulated other losses, tangible capital as a percentage of tangible assets, and tangible capital as a percentage of tangible assets adjusted for accumulated other comprehensive losses to the related GAAP ratios.

Disclosures Regarding Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. In this press release the Bancorp also is providing certain financial measures that are identified as non-GAAP. The Bancorp’s management believes that the non-GAAP information, which consists of tangible common equity, tangible common equity/total assets, adjusted net interest margin, and efficiency ratio, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Bancorp believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to Table 1 – Reconciliation of Non-GAAP Financial Measures at the end of this document for a reconciliation of the non-GAAP measures identified herein and their most comparable GAAP measures.

About Finward Bancorp

Finward Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 26 locations in Lake and Porter Counties in Northwest Indiana and Chicagoland. Finward Bancorp’s common stock is quoted on The NASDAQ Stock Market, LLC under the symbol FNWD. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and Finward Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of the Bancorp. For these statements, the Bancorp claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about the Bancorp, including the information in the filings the Bancorp makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: difficulties and delays in integrating Finward’s and Royal’s businesses or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; further deterioration in the market value of securities held in the Bancorp’s investment securities portfolio, whether as a result of macroeconomic factors or otherwise; customer acceptance of the Bancorp’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Finward’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning matters attributable to Finward or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, Finward does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends.

Finward Bancorp
Quarterly Financial Report

Performance Ratios	Quarter ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Return on equity	6.42%	12.96%	13.65%	12.45%	5.01%
Return on assets	0.43%	0.78%	0.88%	0.85%	0.44%
Yield on loans	4.67%	4.66%	4.34%	4.18%	4.17%
Yield on security investments	2.39%	2.44%	2.30%	2.23%	2.02%
Total yield on earning assets	4.22%	4.21%	3.88%	3.68%	3.49%
Cost of deposits	0.92%	0.45%	0.19%	0.08%	0.08%
Cost of repurchase agreements	2.65%	2.06%	0.98%	0.46%	0.33%
Cost of borrowed funds	4.74%	5.19%	2.52%	1.10%	0.39%
Total cost of funds	1.15%	0.65%	0.22%	0.09%	0.08%
Noninterest income / average assets	0.50%	0.56%	0.51%	0.56%	0.64%
Noninterest expense / average assets	2.75%	3.07%	2.90%	2.91%	3.33%
Net noninterest margin / average assets	-2.25%	-2.52%	-2.39%	-2.36%	-2.68%
Efficiency ratio	82.35%	79.63%	74.54%	75.15%	87.10%
Effective tax rate	12.53%	1.12%	11.14%	11.70%	11.41%

Non-performing assets to total assets	1.04%	0.94%	0.58%	0.53%	0.47%
Non-performing loans to total loans	1.36%	1.21%	0.73%	0.68%	0.62%
Allowance for credit losses to non-performing loans	94.63%	70.18%	122.64%	133.78%	150.28%
Allowance for credit losses to loans outstanding	1.29%	0.85%	0.89%	0.91%	0.93%
Foreclosed real estate to total assets	0.00%	0.00%	0.00%	0.00%	0.00%

Basic earnings per share	$0.52	$0.93	$1.07	$1.04	$0.53
Diluted earnings per share	$0.51	$0.93	$1.07	$1.04	$0.53
Net worth / total assets	6.75%	6.59%	5.75%	6.50%	7.51%
Book value per share	$32.91	$31.73	$27.46	$31.80	$36.71
Closing stock price	$29.10	$36.20	$34.01	$37.49	$46.21
Price per earnings per share	$14.10	$9.70	$7.92	$8.97	$21.76
Dividend declared per common share	$0.31	$0.31	$0.31	$0.31	$0.31

Non-GAAP Performance Ratios	Quarter ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Net interest margin - tax equivalent	3.23%	3.73%	3.84%	3.78%	3.63%
Tangible book value per diluted share	$26.68	$25.41	$20.99	$25.24	$30.01
Tangible book value per diluted share adjusted for AOCI	$39.67	$40.36	$39.57	$38.69	$37.80
Tangible common equity to total assets	5.47%	5.27%	4.39%	5.16%	6.14%
Tangible common equity to total assets adjusted for AOCI	8.14%	8.38%	8.28%	7.91%	7.74%

Quarter Ended
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	March 31, 2023			March 31, 2022
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$15,200	$183	4.82	$22,295	$8	0.14
Federal funds sold	836	8	3.83	8,015	-	-
Certificates of deposit in other financial institutions	2,455	16	2.61	1,725	3	0.70
Securities available-for-sale	373,548	2,234	2.39	510,119	2,575	2.02
Loans receivable	1,510,061	17,626	4.67	1,274,407	13,286	4.17
Federal Home Loan Bank stock	6,547	69	4.22	4,027	22	2.19
Total interest earning assets	1,908,647	$20,136	4.22	1,820,588	$15,894	3.49
Cash and non-interest bearing deposits in other financial institutions	15,821			20,183
Allowance for credit losses	(13,157)			(13,367)
Other noninterest bearing assets	155,944			127,943
Total assets	$2,067,255			$1,955,347

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,777,813	$4,087	0.92	$1,737,620	$337	0.08
Repurchase agreements	18,270	121	2.65	19,390	16	0.33
Borrowed funds	106,406	1,260	4.74	6,091	6	0.39
Total interest bearing liabilities	1,902,489	$5,468	1.15	1,763,101	$359	0.08
Other noninterest bearing liabilities	25,198			21,872
Total liabilities	1,927,687			1,784,973
Total stockholders' equity	139,568			170,374
Total liabilities and stockholders' equity	$2,067,255			$1,955,347

Return on average assets	0.43%			0.44%
Return on average equity	6.42%			5.01%
Net interest margin (average earning assets)	3.07%	$14,668		3.41%	$15,535
Net interest margin (average earning assets) - tax equivalent	3.23%			3.63%
Net intrest spread	3.07%			3.41%
Ratio of interest-earning assets to interest-bearing liabilities	1.00x			1.03x

Finward Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Total assets	$2,097,926	$2,070,339	$2,052,986	$2,101,485	$2,097,845
Cash & cash equivalents	54,781	31,282	38,296	79,302	54,501
Certificates of deposit in other financial institutions	2,452	2,456	2,214	1,482	1,731
Securities - available for sale	377,901	370,896	359,035	400,466	464,320

Loans receivable:
Commercial real estate	$484,564	$486,431	$452,852	$420,735	$408,375
Residential real estate	476,899	484,595	471,565	459,151	444,753
Commercial business	100,652	93,278	95,372	103,649	112,396
Construction and land development	116,308	108,926	134,301	153,422	150,810
Multifamily	252,633	251,014	258,377	248,495	234,267
Home equity	39,877	38,978	37,578	35,672	34,284
Manufactured homes	34,027	34,882	35,866	37,693	38,636
Government	10,646	9,549	9,649	8,081	8,176
Consumer	723	918	827	1,673	924
Total loans	$1,516,329	$1,508,571	$1,496,387	$1,468,571	$1,432,621

Deposits:
Core deposits:
Noninterest bearing checking	$330,057	$359,092	$386,137	$370,567	$380,515
Interest bearing checking	363,237	396,285	422,559	384,689	350,825
Savings	365,176	402,365	427,505	436,203	425,634
Money market	276,236	254,157	269,110	327,360	307,850
Total core deposits	1,334,706	1,411,899	1,505,311	1,518,819	1,464,824
Certificates of deposit	471,404	363,118	327,653	398,396	430,387
Total deposits	$1,806,110	$1,775,017	$1,832,964	$1,917,215	$1,895,211

Borrowings and repurchase agreements	$128,423	$135,503	$78,140	$24,536	$23,244
Stockholder's equity	141,632	136,393	118,023	136,654	157,637

Finward Bancorp
Quarterly Financial Report

Consolidated Statements of Income	Quarter ended,
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Interest income:
Loans	$17,626	$17,504	$16,122	$15,221	$13,286
Securities & short-term investments	2,510	2,358	2,417	2,519	2,608
Total interest income	20,136	19,862	18,539	17,740	15,894
Interest expense:
Deposits	4,087	2,007	871	389	337
Borrowings	1,381	1,046	161	53	22
Total interest expense	5,468	3,053	1,032	442	359
Net interest income	14,668	16,809	17,507	17,298	15,535
Provision for credit losses	488	-	-	-	-
Net interest income after provision for loan losses	14,180	16,809	17,507	17,298	15,535
Noninterest income:
Fees and service charges	1,311	1,823	1,570	1,560	1,304
Wealth management operations	614	523	407	588	595
Gain on sale of loans held-for-sale, net	263	126	344	291	607
Increase in cash value of bank owned life insurance	179	182	183	193	252
Gain on sale of securities, net	-	-	23	258	381
Gain on sale of foreclosed real estate, net	-	16	-	-	-
Other	241	169	103	6	5
Total noninterest income	2,608	2,839	2,630	2,896	3,144
Noninterest expense:
Compensation and benefits	7,538	6,587	7,498	7,538	7,367
Occupancy and equipment	1,690	1,752	1,804	1,729	1,500
Data processing	973	1,238	1,212	1,246	3,054
Federal deposit insurance premiums	465	279	350	380	219
Marketing	255	284	587	385	651
Impairment charge on assets held for sale	-	1,232	-	-	-
Net loss recognized on sale of premises and equipment	-	49	254	-	-
Other	3,306	4,224	3,305	3,898	3,478
Total noninterest expense	14,227	15,645	15,010	15,176	16,269
Income before income taxes	2,561	4,003	5,127	5,018	2,410
Income tax expenses	321	45	571	587	275
Net income	$2,240	$3,958	$4,556	$4,431	$2,135

Finward Bancorp
Quarterly Financial Report

Asset Quality	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Nonaccruing loans	$19,801	$18,128	$8,943	$8,813	$8,414
Accruing loans delinquent more than 90 days	878	248	1,982	1,208	494
Securities in non-accrual	1,017	1,048	1,027	1,030	972
Foreclosed real estate	64	-	-	-	-
Total nonperforming assets	$21,760	$19,424	$11,952	$11,051	$9,880

Allowance for credit losses (ACL):
ACL specific allowances for impaired loans	$1,075	$338	$749	$731	$716
ACL general allowances for loan portfolio	18,493	12,559	12,649	12,675	12,671
Total ACL	$19,568	$12,897	$13,398	$13,406	$13,387

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$244	$343	$452	$308	$300
Nonaccruing troubled debt restructurings, compliant (2)	1,038	815	542	657	265
Accruing troubled debt restructurings	3,197	2,753	3,480	1,484	1,379
Total troubled debt restructurings	$4,479	$3,911	$4,474	$2,449	$1,944
(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

	(Unaudited)
	March 31,	Required
	2023	To Be Well
	Actual Ratio	Capitalized
Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	10.0%	6.5%
Tier 1 capital to risk-weighted assets	10.0%	8.0%
Total capital to risk-weighted assets	11.0%	10.0%
Tier 1 capital to adjusted average assets	7.7%	5.0%

	Table 1 - Reconciliation of the Non-GAAP Performance Measures

	(Dollars in thousands)	Quarter Ended
	(unaudited)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	Calculation of tangible common equity
	Total stockholder's equity	$141,632	$136,393	$118,023	$136,654	$157,637
	Goodwill	(22,395)	(22,395)	(22,615)	(22,615)	(22,774)
	Other intangibles	(4,402)	(4,794)	(5,188)	(5,588)	(5,998)
(A)	Tangible common equity	$114,835	$109,204	$90,220	$108,451	$128,865

	Calculation of tangible common equity adjusted for accumulated other comprehensive loss (income)
(A)	Tangible common equity	$114,835	$109,204	$90,220	$108,451	$128,865
	Accumulated other comprehensive loss (income)	55,895	64,300	79,839	57,781	33,462
(B)	Tangible common equity adjusted for accumulated other comprehensive loss (income)	$170,730	$173,504	$170,059	$166,232	$162,327

	Calculation of tangible book value per share
(A)	Tangible common equity	$114,835	$109,204	$90,220	$108,451	$128,865
	Shares outstanding	4,304,026	4,298,401	4,297,900	4,296,949	4,294,136
	Tangible book value per diluted share	$26.68	$25.41	$20.99	$25.24	$30.01

	Calculation of tangible book value per diluted share adjusted for accumulated other comprehensive loss (income)
(B)	Tangible common equity adjusted for accumulated other comprehensive loss (income)	$170,730	$173,504	$170,059	$166,232	$162,327
	Diluted average common shares outstanding	4,304,026	4,298,401	4,297,900	4,296,949	4,294,136
	Tangible book value per diluted share adjusted for accumulated other comprehensive loss (income)	$39.67	$40.36	$39.57	$38.69	$37.80

	Calculation of tangible common equity to total assets
(A)	Tangible common equity	$114,835	$109,204	$90,220	$108,451	$128,865
	Total assets	2,097,926	2,070,339	2,052,986	2,101,485	2,097,845
	Tangible common equity to total assets	5.47%	5.27%	4.39%	5.16%	6.14%

	Calculation of tangible common equity to total assets
(B)	Tangible common equity adjusted for accumulated other comprehensive loss (income)	$170,730	$173,504	$170,059	$166,232	$162,327
	Total assets	2,097,926	2,070,339	2,052,986	2,101,485	2,097,845
	Tangible common equity to total assets adjusted for accumulated other comprehensive loss (income)	8.14%	8.38%	8.28%	7.91%	7.74%

	Calculation of tax adjusted net interest margin
	Net interest income	$14,668	$16,809	$17,507	$17,298	$15,535
	Tax adjusted interest on securities and loans	756	791	817	930	966
	Adjusted net interest income	15,424	17,600	18,324	18,228	16,501
	Total average earning assets	1,908,647	1,886,596	1,910,722	1,927,664	1,820,588
	Tax adjusted net interest margin	3.23%	3.73%	3.84%	3.78%	3.63%

	Efficiency ratio
	Total non-interest expense	$14,227	$15,645	$15,010	$15,176	$16,269
	Total revenue	17,276	19,648	20,137	20,194	18,679
	Efficiency ratio	82.35%	79.63%	74.54%	75.15%	87.10%